Exhibit 11.3

RETO ECO-SOLUTIONS, INC.
CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

1. Purpose

The Audit Committee of ReTo Eco-Solutions, Inc. (the “Company”) is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities by monitoring and reviewing:

●	The integrity of the Company’s financial reports and other financial information provided by the Company to the public or any governmental body;

●	The Company’s compliance with applicable legal and regulatory requirements;

●	The qualifications and independence of the Company’s independent auditing firm; and

●	The performance of the Company’s independent auditors and the Company’s Internal audit function.

It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial condition and results of operations and have been prepared in accordance with generally accepted accounting principles (“GAAP”) and applicable laws and regulations of the United States.

Management of the Company has the responsibility for the Company’s financial reporting process, which includes preparing the financial statements and implementing, internal controls over financial reporting. The independent audit firm has the responsibility for expressing an opinion that the Company’s consolidated financial statements conform in all material respects to U.S. GAAP and for reporting any material weaknesses in internal controls discovered during the course of the audit. The Committee’s role is to monitor and review these processes.

2. Composition

The Committee shall consist of three or more directors, who shall be appointed annually and subject to removal at any time, by the Board of Directors. Each Committee member shall meet the independence requirements established by rules of the Securities and Exchange Commission (the “SEC”) and listing standards of the Nasdaq Stock Markets (“Nasdaq”), as well as the independence standards set forth in the Company’s Corporate Governance Guidelines.

All Committee members shall be financially literate, having a basic understanding of financial controls and reporting. At least one Committee member shall also have accounting or related financial management expertise, including at a minimum the expertise required by rules of the SEC and listing standards of Nasdaq.

No member of the Audit Committee shall receive directly any compensation from the Company other than his or her directors’ fees and benefits.

The members of the Committee shall be appointed and removed by the Board on the recommendation of the Corporate Governance Committee. The members of the Committee shall designate a chairman.

3. Meetings

The Committee shall meet as often as circumstances dictate. The Committee shall also meet at least annually with the executive officers of the Company, representatives of the independent audit firm, and the employees responsible for the Company’s internal audit function in separate executive sessions to discuss the Company’s internal controls, the completeness and accuracy of the Company’s financial statements, and any other matters that the Committee or any of these persons believe should be discussed privately. Any or all members of the Committee may participate in meetings by conference telephone call or any other means of communication by which all members participating may simultaneously hear each other during the meeting. The Committee shall set its own rules of procedure and may delegate authority to subcommittees of its members. The Committee shall keep minutes of its activities.

4. Committee Authority and Responsibilities

A.	The Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities contained in this charter, and it shall have the authority to communicate directly with the independent audit firm and any employee of the Company.

B.	The Committee shall conduct its activities in accordance with the policies and principles contained in the Company’s Corporate Governance Principles.

C.	The Committee shall select the independent auditor to examine the Company’s accounts, controls and financial statements. The Committee shall have the sole authority and responsibility to select, evaluate, compensate and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the auditor regarding financial reporting). The independent auditor and each such registered public accounting firm will report directly to the Committee. The Committee shall have the sole authority to approve all audit engagement fees and terms and the Committee, or a member of the Committee, must pre-approve any audit and non-audit service provided to the Company by the Company’s independent auditor.

D.	In furtherance of this purpose, the Committee shall have the following authority and responsibilities:

1.	To prepare and publish an annual Committee report as required by the SEC to be included in the Company’s annual proxy statement.

2.	To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other matters required to be reviewed under applicable legal, regulatory, professional or Nasdaq requirements.

3.	To discuss with management and the independent auditor, as appropriate, the Company’s earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

4.	To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response.

5.	To discuss with management the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

6.	To review the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

7.	To review and approve the internal corporate audit staff functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, termination, compensation and rotation of the audit staff.

8.	To review, with such members of management as the Committee deems appropriate, the Company’s internal system of audit and financial controls and the results of internal audits.

9.	To obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firms internal quality-control procedures; any material issues raised within the preceding five years by the auditing firms internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the Committee will review at least annually all relationships between the independent auditor and the Company.

10.	To set policies for the hiring of employees or former employees of the Company’s independent auditor.

11.	To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Company. This should include regular reviews of the compliance processes in general. In connection with these reviews, the Committee will meet, as deemed appropriate, with the general counsel and other Company officers or employees.

12.	The Committee shall have authority to retain such outside counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fee and retention terms.

13.	The Committee shall report its recommendations to the Board of Directors after each Committee meeting.

14.	The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

15.	To establish procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

16.	To the extent that the Company’s securities continue to be listed on an exchange and subject to Rule 10D-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended, the Committee shall, with the assistance of management, advise the Board of Directors and any other committees if the clawback provisions of the Rule are triggered based upon a financial statement restatement or other financial statement change.

17.	The Committee has the responsibility of implementation and oversight of the Company’s cybersecurity and information security policies, the periodic review of the policies and managing potential cybersecurity incidents.

E.	The Committee shall also have such additional authority to assume additional responsibilities and take additional actions as may be delegated to it by the Board of Directors.

5. Annual Assessment

The Committee shall conduct an annual self-evaluation to determine whether it is functioning effectively. The Committee shall solicit comments from all directors and report annually to the Board with an assessment of the Committee’s performance. This assessment shall be discussed with the full Board following the end of each fiscal year. This assessment shall focus on the Committee’s contribution to the Company and specifically focus on areas in which the Board or management believes the Committee could improve.

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